EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of the subsidiaries of Partners Trust Financial Group, Inc., assuming the completion of the conversion transactions described in the Prospectus.

Name of Subsidiary	Percentage of Ownership	Jurisdiction or State of Incorporation
SBU Bank	100%	Federal